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EXHIBIT (a)(1)(E)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
OP-TECH ENVIRONMENTAL SERVICES, INC.
at
$0.116 NET PER SHARE
Pursuant to the Offer to Purchase, dated June 28, 2013
by
NRC MERGER SUB, INC.
wholly-owned subsidiary of
NRC US HOLDING COMPANY, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 29, 2013, UNLESS THE OFFER IS EXTENDED.

June 28, 2013

To Our Clients:

        Enclosed for your consideration is an Offer to Purchase, dated June 28, 2013 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), relating to the offer by NRC Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of NRC US Holding Company, LLC, a Delaware limited liability company ("NRC"), to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of OP-TECH Environmental Services, Inc., a Delaware corporation ("Op-Tech"), at a price of $0.116 per Share, net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is Op-Tech's Solicitation / Recommendation Statement on Schedule 14D-9.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

          1.     The offer price is $0.116 per Share, net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

          2.     The Offer is being made for all outstanding Shares.

          3.     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 19, 2013, by and among Op-Tech, NRC and Purchaser (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into Op-Tech, with Op-Tech surviving as a wholly-owned subsidiary of NRC (the "Merger").

          4.     After careful consideration, the Board of Directors of Op-Tech (the "Op-Tech Board") has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (as defined in the Offer to Purchase), and the purchase and sale of Shares upon the exercise of the Top-Up Option, are fair to and in the best interests of Op-Tech and its stockholders and (b) approved and declared advisable the Merger Agreement and transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option, and the purchase and sale of Shares upon the exercise of the Top-Up Option. The Op-Tech Board recommends that Op-Tech stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Merger Agreement.

          5.     The Offer is subject to certain conditions described in Section 13 of the Offer to Purchase.

          6.     The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on July 29, 2013, unless the Offer is extended by Purchaser. Previously tendered Shares may be withdrawn at any time until the Offer has expired.

          7.     Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

2

Instruction Form with respect to the
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
OP-TECH Environmental Services, Inc.
at
$0.116 NET PER SHARE
Pursuant to the Offer to Purchase, dated June 28, 2013
by
NRC Merger Sub, Inc.
wholly-owned subsidiary of
NRC US Holding Company, LLC

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 28, 2013 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), relating to the offer by NRC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NRC US Holding Company, LLC, a Delaware limited liability company, to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of OP-TECH Environmental Services, Inc., a Delaware corporation, at a price of $0.116 per Share, net to the seller in cash, without interest thereon and subject any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

        This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Account Number:	Number of Shares to Be Tendered

              The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:	, 2013

SIGN BELOW

Signature(s)
Please Type or Print Name(s)
Please Type or Print Address(es) Here
Area Code and Telephone Number
Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

        Please return this form to the broker, dealer, commercial bank, trust company or other nominee maintaining your account.

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  EXHIBIT (a)(1)(E)